Exhibit 99

Manning & Napier, Inc. Announces Quarterly Dividend

FAIRPORT, NY, May 7, 2015– Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that its board of directors has declared a quarterly dividend of $0.16 per share of Class A common stock. The dividend will be paid on or about August 3, 2015 to shareholders of record as of the close of business on July 15, 2015. The dividend marks the fourteenth quarterly dividend since the Company’s Initial Public Offering conducted in November 2011.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 518 employees as of March 31, 2015.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115 ext. 229

bschaffer@prosek.com

Public Relations Contact

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

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